Exhibit 99.1

Microsoft Reports Second-Quarter Results

Modest revenue growth despite difficult economy; announces cost management initiatives.

REDMOND, Wash. — Jan. 22, 2009 — Microsoft Corp. today announced revenue of $16.63 billion for the second quarter ended Dec. 31, 2008, a 2% increase over the same period of the prior year. Operating income, net income and diluted earnings per share for the quarter were $5.94 billion, $4.17 billion and $0.47, declines of 8%, 11% and 6%, respectively, compared with the prior year.

Client revenue declined 8% as a result of PC market weakness and a continued shift to lower priced netbooks. However, strong annuity licensing drove Server & Tools revenue growth of 15%. Entertainment and Devices revenue grew 3% driven by strong holiday demand for Xbox 360 consoles with a record 6 million units sold in the quarter.

During the quarter, Microsoft showcased significant new product innovations by debuting Windows 7, Windows Azure, Office Web applications, Windows Server 2008 R2 and Office Communications Server 2007 R2. Microsoft also announced general availability of Silverlight 2, Exchange Online, SharePoint Online, Windows Small Business Server 2008, Windows Essential Business Server 2008 and a new release of Microsoft Dynamics NAV.

“While we are not immune to the effects of the economy, I am confident in the strength of our product portfolio and soundness of our approach,” said Steve Ballmer, chief executive officer at Microsoft. “We will continue to manage expenses and invest in long-term opportunities to deliver value to customers and shareholders, and we will emerge an even stronger industry leader than we are today.”

In light of the further deterioration of global economic conditions, Microsoft announced additional steps to manage costs, including the reduction of headcount-related expenses, vendors and contingent staff, facilities, capital expenditures and marketing. As part of this plan, Microsoft will eliminate up to 5,000 jobs in R&D, marketing, sales, finance, legal, HR, and IT over the next 18 months, including 1,400 jobs today. These initiatives will reduce the company’s annual operating expense run rate by approximately $1.5 billion and reduce fiscal year 2009 capital expenditures by $700 million.

Business Outlook

“Economic activity and IT spend slowed beyond our expectations in the quarter, and we acted quickly to reduce our cost structure and mitigate its impact,” said Chris Liddell, chief financial officer at Microsoft. “We are planning for economic uncertainty to continue through the remainder of the fiscal year, almost certainly leading to lower revenue and earnings for the second half relative to the previous year. In this environment, we will focus on outperforming our competitors and addressing our cost structure.”

Due to the volatility of market conditions going forward, Microsoft is no longer able to offer quantitative revenue and EPS guidance for the balance of this fiscal year. Microsoft offers operating expense guidance of approximately $27.4 billion for the full year ending June 30, 2009. This information supercedes the fiscal year 2009 guidance that Microsoft provided on Oct. 23, 2008. Management will discuss second-quarter results, and the company’s qualitative business outlook on a conference call and webcast at 8 a.m. PST (11 a.m. EST) today.

Webcast Details

Steve Ballmer, chief executive officer, Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on Jan. 22, 2010.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•	changes in general economic conditions or the availability of credit that affect the value of our investment portfolio or demand for Microsoft’s products and services;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business;

•	acquisitions and joint ventures that adversely affect the business;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of online services if Microsoft fails to maintain an adequate operations infrastructure;

•	sales channel disruption, such as the bankruptcy of a major distributor; and

•	Microsoft’s ability to implement operating cost structures that align with revenue growth.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations Web site at http://www.microsoft.com/msft.

All information in this release is as of Jan. 22, 2009. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-3703

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 8 a.m. PST conference call with investors and analysts, is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenue	$16,629	$16,367	$31,690	$30,129
Operating expenses:
Cost of revenue	3,907	3,543	6,755	6,218
Research and development	2,290	1,885	4,573	3,722
Sales and marketing	3,662	3,420	6,706	6,103
General and administrative	831	1,066	1,718	1,784

Total operating expenses	10,690	9,914	19,752	17,827

Operating income	5,939	6,453	11,938	12,302
Other income (expense)	(301)	367	(309)	734

Income before income taxes	5,638	6,820	11,629	13,036
Provision for income taxes	1,464	2,113	3,082	4,040

Net income	$4,174	$4,707	$8,547	$8,996

Earnings per share:
Basic	$0.47	$0.50	$0.95	$0.96

Diluted	$0.47	$0.50	$0.94	$0.95

Weighted average shares outstanding:
Basic	8,903	9,361	8,994	9,370

Diluted	8,914	9,503	9,052	9,519

Cash dividends declared per common share	$0.13	$0.11	$0.26	$0.22

Microsoft Corporation

Balance Sheets

(In millions)

	December 31, 2008	June 30, 2008 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,346	$10,339
Short-term investments (including securities pledged as collateral of $417 and $2,491)	12,369	13,323

Total cash, cash equivalents, and short-term investments	20,715	23,662
Accounts receivable, net of allowance for doubtful accounts of $254 and $153	10,953	13,589
Inventories	968	985
Deferred income taxes	1,504	2,017
Other	3,590	2,989

Total current assets	37,730	43,242
Property and equipment, net of accumulated depreciation of $6,959 and $6,302	6,996	6,242
Equity and other investments	3,922	6,588
Goodwill	12,490	12,108
Intangible assets, net	1,815	1,973
Deferred income taxes	1,109	949
Other long-term assets	1,724	1,691

Total assets	$65,786	$72,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,533	$4,034
Short-term debt	2,000	—
Accrued compensation	2,239	2,934
Income taxes	848	3,248
Short-term unearned revenue	11,532	13,397
Securities lending payable	469	2,614
Other	3,089	3,659

Total current liabilities	23,710	29,886
Long-term unearned revenue	1,534	1,900
Other long-term liabilities	6,064	4,721
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 8,889 and 9,151	61,392	62,849
Retained deficit, including accumulated other comprehensive income of $585 and $1,140	(26,914)	(26,563)

Total stockholders’ equity	34,478	36,286

Total liabilities and stockholders’ equity	$65,786	$72,793

(1)	Derived from audited financial statements

Microsoft Corporation

Cash Flows Statements

(In millions) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Operations
Net income	$4,174	$4,707	$8,547	$8,996
Depreciation, amortization, and other noncash items	632	481	1,217	916
Stock-based compensation expense	417	360	860	693
Net recognized losses (gains) on investments and derivatives	139	(134)	175	(321)
Excess tax benefits from stock-based payment arrangements	(2)	(33)	(46)	(102)
Deferred income taxes	454	323	830	680
Unearned revenue	5,969	5,995	10,155	9,816
Recognition of unearned revenue	(6,364)	(5,368)	(12,408)	(10,333)
Accounts receivable	(1,647)	(2,586)	2,338	220
Other current assets	797	445	239	210
Other long-term assets	(69)	(55)	(185)	(66)
Other current liabilities	614	325	(3,938)	(864)
Other long-term liabilities	668	107	1,368	600

Net cash from operations	5,782	4,567	9,152	10,445

Financing
Net proceeds from short-term debt	21	—	1,996	—
Common stock issued	96	2,335	324	2,981
Common stock repurchased	(2,820)	(4,057)	(9,313)	(6,987)
Common stock cash dividends	(1,157)	(1,034)	(2,155)	(1,972)
Excess tax benefits from stock-based payment arrangements	2	33	46	102

Net cash used in financing	(3,858)	(2,723)	(9,102)	(5,876)

Investing
Additions to property and equipment	(842)	(695)	(1,620)	(1,205)
Acquisition of companies, net of cash acquired	(450)	(433)	(827)	(5,829)
Purchases of investments	(6,596)	(6,317)	(10,842)	(12,314)
Maturities of investments	290	470	754	800
Sales of investments	5,700	6,696	12,775	15,816
Securities lending payable	(601)	(770)	(2,144)	(574)

Net cash used in investing	(2,499)	(1,049)	(1,904)	(3,306)
Effect of exchange rates on cash and cash equivalents	(83)	28	(139)	86

Net change in cash and cash equivalents	(658)	823	(1,993)	1,349
Cash and cash equivalents, beginning of period	9,004	6,637	10,339	6,111

Cash and cash equivalents, end of period	$8,346	$7,460	$8,346	$7,460

Microsoft Corporation

Segment Revenue and Operating Income (Loss)

(In millions) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenue
Client	$3,982	$4,334	$8,200	$8,473
Server and Tools	3,743	3,261	7,149	6,143
Online Services Business	866	863	1,636	1,534
Microsoft Business Division	4,876	4,815	9,825	8,932
Entertainment and Devices Division	3,183	3,076	4,997	5,024
Unallocated and other	(21)	18	(117)	23

Consolidated	$16,629	$16,367	$31,690	$30,129

Operating Income (Loss)
Client	$2,946	$3,386	$6,219	$6,778
Server and Tools	1,489	1,154	2,635	2,092
Online Services Business	(471)	(247)	(950)	(513)
Microsoft Business Division	3,140	3,185	6,442	5,879
Entertainment and Devices Division	151	375	329	560
Corporate-level activity	(1,316)	(1,400)	(2,737)	(2,494)

Consolidated	$5,939	$6,453	$11,938	$12,302